Exhibit 11.1

                    Litchfield Financial Corporation
                    Computation of Earnings Per Share

                                          Three months ended     Nine months ended
                                        _______________________  _____________________
                                                September 30,          September 30,
                                        _______________________  _____________________
                                            1996        1995         1996         1995
                                        __________   __________   __________   __________

Net Income                              $1,946,000   $1,454,000   $4,308,000   $2,799,000
                                        ==========   ==========   ==========   ==========

Net income per commmon share            $      .34   $      .33   $      .75   $      .64
                                        ==========   ==========   ==========   ==========

Weighted average number of  common
   shares outstanding                     5,443,319    4,120,675    5,440,745   4,103,811
Weighted average number of common
  stock equivalents outstanding:
  Stock Options                             277,605      291,691      274,646     294,986
                                          ---------    ---------      -------   ---------

Fully diluted weighted average common
   and common equivalent shares
   outstanding (1)                         5,720,924    4,412,366    5,715,391  4,398,797
                                           =========    =========    =========  =========



(1) Primary weighted average number of common stock equivalents were 5,697,127 and 5,681,431 for the three and nine months ended September 30, 1996 and 4,395,274 and 4,287,744 for the three and nine months ended September 30, 1995, respectively. The difference between primary and fully diluted shares outstanding did not have a material effect on the calculation of earnings per share.